Exhibit 99.6 Excerpt from the Province of New Brunswick “2017-2018 Main Estimates” as presented to the Legislative Assembly on February 7, 2017

COMPARATIVE STATEMENT OF ESTIMATED EXPENDITURES

CAPITAL ACCOUNT

2017-2018

(In thousands of dollars)

Department	2016-2017 Estimate	2016-2017 Revised	2017-2018 Estimate

Agriculture, Aquaculture and Fisheries	1,100	1,100	600
Education and Early Childhood Development	2,060	2,060	2,135
Energy and Resource Development	0	0	2,900
Environment and Local Government	1,000	1,000	1,225
Health	19,000	19,000	20,000
Post-Secondary Education, Training and Labour	2,000	2,000	2,000
Regional Development Corporation	47,207	40,693	92,470
Social Development	0	0	5,200
Tourism, Heritage and Culture	2,295	2,295	10,570
Transportation and Infrastructure	581,438	562,973	638,457
Total Expenditure	656,100	631,121	775,557

Investment in Tangible Capital Assets	(533,451)	(518,257)	(611,859)

TOTAL EXPENSE	122,649	112,864	163,698
Note: The 2017-2018 Estimate is the total of the Capital Estimates 2017-2018 tabled on December 14, 2016 and the Supplement to Capital Estimates 2017-2018 tabled on January 31, 2017.